UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 9, 2011

Juniper Networks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34501	770422528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1194 North Mathilda Avenue, Sunnyvale, California		94089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 745-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On March 2, 2009, the Compensation Committee of the Board of Directors (the "Committee") of Juniper Networks, Inc. (the "Company") approved a compensation arrangement for Scott Kriens, the Chairman of the Board to reflect the change in his responsibilities from Chief Executive Officer to an employee Chairman. On February 9, 2011, the Committee adopted a new compensation arrangement for Mr. Kriens. Mr. Kriens will remain an employee through April 1, 2011. After such date, he will become a non-employee Chairman of the Board. In addition to the standard annual directors fee of $55,000, Mr. Kriens will receive an annual Chairman fee of $75,000. He will also be entitled to receive the standard annual RSU grant to non-employee directors that is made on the date of the Company’s Annual Meeting of Stockholders, prorated based on the date he becomes a non-employee director.

The transition from employee to non-employee will result in the expiration of Mr. Kriens’ existing employee stock options either 30 days or 90 days after April 1, 2011 depending on the applicable grant. Because that expiration period would occur in part during the Company’s standard quarterly trading blackout for executive officers and directors (which begins March 1, 2011 and is scheduled to end on the third trading day after the Company releases its financial results for its first fiscal quarter), Mr. Kriens has indicated that he expects to exercise and sell those options during February 2011. Aside from these stock options, Mr. Kriens continues to beneficially hold 8,678,177 shares of Common Stock as of the date of this filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Juniper Networks, Inc.

February 11, 2011	By:	Mitchell L. Gaynor

Name: Mitchell L. Gaynor
Title: Senior Vice President and General Counsel